As filed with the Securities and Exchange Commission on May 12, 2020

Registration No. 333-212733

Registration No. 333-208863
Registration No. 333-193017
Registration No. 333-178920

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-212733

FORM S-8 REGISTRATION STATEMENT NO. 333-208863
FORM S-8 REGISTRATION STATEMENT NO. 333-193017
FORM S-8 REGISTRATION STATEMENT NO. 333-178920

UNDER

THE SECURITIES ACT OF 1933

Sanchez Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	45-3090102
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

1000 Main Street

Suite 3000
Houston, Texas 77002
(713) 783-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sanchez Energy Corporation 2011 Long Term Incentive Plan

(as amended and restated from time to time)
 (Full title of the plan)

Gregory B. Kopel

Executive Vice President, General Counsel and Secretary

1000 Main Street, Suite 3000
Houston, Texas 77002
(713) 783-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Sabrina A. McTopy

Jackson Walker L.L.P.

1401 McKinney, Suite 1900

Houston, Texas 77010

(713) 752-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Sanchez Energy Corporation (“Sanchez”) to deregister all shares of common stock, par value $0.01 per share (“Common Stock”), including any related preferred stock purchase rights, unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Sanchez with the U.S. Securities and Exchange Commission:

•              Registration Statement No. 333-212733, filed on July 28, 2016, registering an additional 6,388,899 shares of Common Stock under the Sanchez Energy Corporation Third Amended and Restated 2011 Long Term Incentive Plan;

•              Registration Statement No. 333-208863, filed on January 5, 2016, registering an additional 5,243,633 shares of Common Stock under the Sanchez Energy Corporation Second Amended and Restated 2011 Long Term Incentive Plan;

•              Registration Statement No. 333-193017, filed on December 20, 2013, registering an additional 4,149,734 shares of Common Stock under the Sanchez Energy Corporation Amended and Restated 2011 Long Term Incentive Plan; and

•              Registration Statement No. 333-178920, filed on January 6, 2012, registering 4,050,000 shares of Common Stock under the Sanchez Energy Corporation 2011 Long Term Incentive Plan.

As previously disclosed, on August 11, 2019, Sanchez and certain of its subsidiaries, consisting of SN Palmetto, LLC, SN Marquis LLC, SN Cotulla Assets, LLC, SN Operating, LLC, SN TMS, LLC, SN Catarina, LLC, Rockin L Ranch Company, LLC, SN Payables, LLC, SN EF Maverick, LLC and SN UR Holdings, LLC  (collectively with Sanchez, the “Debtors”), filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas.  The Debtors’ Chapter 11 cases are jointly administered under the caption In re Sanchez Energy Corporation, Case No. 19-34508 (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, Sanchez has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by Sanchez in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, Sanchez hereby removes from registration any and all securities registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and Sanchez hereby terminates the effectiveness of the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 12, 2020. No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Act.

SANCHEZ ENERGY CORPORATION

By:	/s/ Cameron W. George
Name:	Cameron W. George
Title:	Executive Vice President and Chief Financial Officer

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